Rule 424 (b) (3)
Registration No. 333-142230

U.S. $20,000,000,000.00
National Rural Utilities CFC
VARIABLE DENOMINATION FLOATING
RATE DEMAND NOTES

Pricing Supplement No. 58 Dated June 9, 2008
TO PROSPECTUS Dated April 19, 2007

Interest Rate:	2.100% per annum

Rates will be set daily. Eligible Investor[1] will purchase a Variable Rate Note, containing a promise from CFC to repay the note plus interest upon the receipt of a Redemption Notice from the Eligible Investor.

Period Beginning:	June 9, 2008

[1] Generally CFC members and other rural utilities which have been determined to satisfy federal and state eligibility criteria